Exhibit 10.13

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

First Amendment To
Amended and Restated license Agreement

This First Amendment (the “First Amendment”), effective as of November 12, 2020 (“Amendment Effective Date”) is an amendment to that certain Amended and Restated License Agreement by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, NJ 07424 USA (“Roche US” and, collectively with Roche Basel, “Roche”), on the one hand, and C4 Therapeutics, Inc., with an office and place of business at 490 Arsenal Way, Suite 200, Watertown, MA 02472 (“C4T”) (the “Restated Agreement”).  Capitalized terms that are not defined herein shall have the meaning ascribed to them in the Restated Agreement.

RECITALS

WHEREAS, Roche and C4T are Parties to that certain Restated Agreement, effective as of March 4, 2016; and

WHEREAS, the Restated Agreement contemplates the Parties’ collaboration with respect to certain Targets, and their respective rights and obligations regarding Collaboration Patent Rights resulting from such collaboration; and

WHEREAS, the Parties wish to amend such rights and obligations with respect to Targets that are terminated by the Parties’ mutual written agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.Amendment.

1.1The Restated Agreement is hereby amended by adding the following new Section 21.2.5 immediately after Section 21.2.4:

21.2.5Mutual Termination of Research Plan

The Parties may terminate this Agreement on a Target-by-Target basis upon their mutual written agreement.  In such event, the Parties shall each execute a written termination agreement referencing this provision and identifying the Target(s) to be terminated (each, a “Mutual Termination Target” and such notice, a “Mutual Target Termination Agreement”).  The Mutual Target Termination Agreement shall include the following, called out in separate sections or schedules: (a) a listing of any Collaboration Patent Rights directed to the Mutual Termination Target(s) that Cover the Exploitation of products targeting the Mutual Termination Target(s) using inhibition as their mode of action (such Patent Rights, the “Inhibitor Patents” and such field, the “Roche Field”); (b) a summary of Know-How made, conceived or reduced to practice by either Party in the conduct of the Research Program that Covers the Exploitation of products in the Roche Field; (c) a listing of any Collaboration Patent Rights directed to the Mutual Termination Target(s) that Cover the Exploitation of products targeting the Mutual Termination Target(s) in the field of targeted protein degradation (such Patent Rights, the “Degrader Patents” and such field, the “C4T Field”); (d) a summary of all Know-How made, conceived or reduced to practice by either Party in the conduct of the Research Program that Covers the Exploitation of products in the C4T Field (all such Collaboration Patent Rights in the Roche Field and C4T Field, collectively, the “Terminated Target Collaboration Patents” and all such Know-How in the Roche Field and C4T Field, collectively, the “Terminated Target Know-How”); and (e) a listing of any Collaboration Patent Rights directed to the Mutual Termination Target(s) that Cover the Exploitation of products targeting the Mutual Termination Target(s) using both inhibition and degradation as their mode of action (“Combined Patents”).  A Mutual Termination Target shall not be subject to exchange pursuant to the provisions of Section 4.1.3 hereof.

1.2The Restated Agreement is hereby amended by adding the following new Section 21.3.8 immediately after Section 21.3.7:

21.3.8Licenses Upon Mutual Termination of Target

Upon execution by both Parties of a Mutual Target Termination Agreement pursuant to Section 21.2.5, each of the Mutual Termination Targets terminated thereby shall be deemed Reverted Targets and the following provisions shall apply in addition to the non-exclusive licenses granted to C4T under Section 3.1.5.1 and Section 3.1.5.2, and notwithstanding clause (d) of Section 3.1.5:

(a) Roche hereby grants C4T (i) a perpetual, irrevocable, fully paid up, exclusive (even as to Roche), sublicenseable (including in multiple tiers) license, under Roche’s rights in the Terminated Target Collaboration Patents to Exploit products in the C4T Field and (ii) a perpetual, irrevocable, fully paid up, non-exclusive, sublicenseable (including in multiple tiers) license, under Roche’s rights in the Terminated Target Collaboration Know-How to Exploit products in the C4T Field.

(b) C4T hereby grants Roche (i) a perpetual, irrevocable, fully paid up, exclusive (even as to C4T) sublicensable (including in multiple tiers) license, under C4T’s rights in the Terminated Target Collaboration Patents to Exploit products in the Roche Field and (ii) a perpetual, irrevocable, fully paid up, non-exclusive, sublicenseable (including in multiple tiers) license, under C4T’s rights in the Terminated Target Collaboration Know-How to Exploit products in the Roche Field.

(c) Notwithstanding anything to the contrary in Article 16, from and after the execution of a Mutual Target Termination Agreement C4T shall be responsible for Handling the Degrader Patents and shall have the right to initiate suit or action in the Territory regarding known or suspected infringement by a Third Party of any Degrader Patents or any Terminated Target Know-How Covering the Degrader Patents in accordance with Section 17.8, mutatis mutandis as though C4T were Roche and Roche were C4T.  Roche shall assign such Degrader Patents to C4T and C4T shall Handle such Degrader Patents at its sole cost and Roche will Handle any in-process matters required to be completed by Roche or its counsel prior to the transition of those projects to C4T and its counsel.  Where a Party has lead decision-making responsibility with respect to the Handling or enforcement of a particular Terminated Target Collaboration Patent and such decision-making could adversely affect the validity or enforceability of a Collaboration Patent Right for which the other Party has such lead decision-making responsibility, the Parties shall consult with each other on such decisions; provided that Roche shall have final say with respect to the Inhibitor Patents and C4T will have final say with respect to the Degrader Patents.  If Combined Patents exist for a Terminated Target, the Parties shall work together in good faith to separate the patent claims in Combined Patents that relate to the C4T Field from those in the Roche Field through the creation of separate patent applications, with any resulting patents in the C4T Field Handled by C4T and any resulting patents in the Roche Field Handled by Roche.  Following the separation of claims in a Combined Patent as contemplated in this Section 21.3.8(c), any Terminated Target Collaboration Patents that relate to the C4T Field shall be deemed to be Degrader Patents and any Terminated Target Collaboration Patents that relate to the Roche Field shall be deemed to be Inhibitor Patents.  If C4T and Roche determine that separation of the patent claims as contemplated in this Section 21.3.8(c) is not possible or would result in either of the Parties being significantly disadvantaged, then the Parties shall cooperate in good faith to determine how best to proceed to ensure, to the greatest extent possible, that C4T Handles patent claims in the C4T Field and Roche Handles patent claims in the Roche Field.

1.3The Restated Agreement is amended by amending and restating Section 1.98 thereof to read in its entirety as follows:

1.98Reverted Target

The term “Reverted Target” shall mean (a) a Target for which Roche did not exercise its Roche Option Right within the applicable Roche Option Period, including any target that became a

Target pursuant to Section 4.1.3, (b) any Terminated Target and (c) any Mutual Terminated Target.

2.Termination of EGFR Target.  As of the Amendment Effective Date, the Parties hereby terminate the Restated Agreement with respect to EGFR such that EGFR shall be deemed a Mutual Terminated Target in accordance with Section 21.2.5 of the Restated Agreement (as amended hereby).  This First Amendment, when executed and delivered by both Parties, shall serve as the Mutual Target Termination Notice with respect to EGFR.  Attachments A1 through A5 hereto set forth a listing of Degrader Patents, Inhibitor Patents and Combined Patents, and summaries of the Terminated Target Know-How, in the C4T Field and Roche Field, respectively.

3.Miscellaneous.

3.1Except as herein provided, the Restated Agreement and all its terms remain in full force and effect.  The Restated Agreement shall, together with this First Amendment, be read and construed as a single agreement.

3.2The Restated Agreement and this First Amendment constitutes the entire agreement between the Parties with respect to the subject matter of this First Amendment and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

3.3This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Facsimile and electronic transmission signatures shall be treated as original signatures.

3.4This First Amendment shall be governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this First Amendment to the substantive law of another jurisdiction.

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IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

C4 THERAPEUTICS INC.

/s/ Andrew J. Hirsch
Name: Andrew J. Hirsch
Title: President & CEO

F. Hoffmann-La Roche Ltd

/s/ Stefan Arnold	/s/ Markus Keller
Name: Stefan Arnold	Name: Markus Keller
Title: Head Legal Pharmaceuticals	Title: Alliance Director

Hoffmann-La Roche Inc.

/s/ John P. Parise
Name: John P. Parise
Title: Authorized Signatory

Attachment A1

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A2 – EGFR Inhibitors Collaboration Patent Rights

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A3 – Combined Patents

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A4 – Summary of the Terminated Target Know-How in the C4T Field

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A5 – Summary of the Terminated Target Know-how in the Roche Field

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